ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110919196-79
	Filing Date and Time 12/30/2011 9:00 AM
	Entity Number C14301-1994

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

One E-Commerce Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of 40,000 shares of Preferred Stock which shall be issued in and constitute a single series to be known as Series B Preferred Stock, par value $0.001 per share (hereinafter called the "Series B Preferred"). The shares of Series B Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth in Annex A attached hereto.

3. Effective date of filing: (optional) 12/30/11

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

One E-Commerce Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of 40,000 shares of Preferred Stock which shall be issued in and constitute a single series to be known as Series B Preferred Stock, par value $0.001 per share (hereinafter called the "Series B Preferred"). The shares of Series B Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth in Annex A attached hereto.

3. Effective date of filing: December 30, 2011

4. Signature:

/s/ John Steel
Signature of Officer

ANNEX A

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES A PREFERRED STOCK

OF

ONE E-COMMERCE CORPORATION

ONE E-COMMERCE CORPORATION (the "Company"), a corporation organized and existing under and by virtue of the Revised Statutes of the State of Nevada (the "NRS"), in accordance with Section 78.1955 of the NRS, DOES HEREBY CERTIFY that:

The Articles of Incorporation of the Company provide that the Company is authorized to issue 500,000 shares of preferred stock with a par value of $.001 per share. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation and the NRS, the Board of Directors has adopted resolutions providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 40,000 shares of Series B Preferred Stock, and that a copy of such resolutions is as follows:

> **RESOLVED**, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, as amended, and in accordance with the Revised Statutes of the State of Nevada, the Board of Directors hereby establishes a series of the authorized preferred stock of the Company with par value of $.001 per share, which series shall be designated as “Series B Preferred Stock” and which will consist of 40,000 shares and will have powers, preferences, rights, qualifications, limitations and restrictions thereof, as follows:

1. Definitions. For the purposes hereof, the following definitions shall apply:

1.1 "Available Funds and Assets" has the meaning set forth in Section 3 hereof.

1.2 "Board" means the Board of Directors of the Company.

1.3 "Certificate" means this Certificate of Designations, Preferences and Rights of Series B Preferred Stock.

1.4 "Common Stock" means the Company's common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

1.5 "Company" means One E-Commerce Corporation, a Nevada corporation.

1.6 "Conversion Rate" has the meaning set forth in Section 5.1.

1.7 "Original Issue Date" means the date on which the first share of Series B Preferred is issued by the Company.

1.8 "Reverse Split" means a 1-for-45 reverse split of outstanding shares of Common Stock.

1.9 "Securities Act" means the Securities Act of 1933, as amended.

1.10 "Series A Preferred" means the Series A Preferred Stock, par value $.001 per share, of the Company.

1.11 "Series B Preferred" means the Series B Preferred Stock of the Company.

1.12 "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

1.13 "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, or the NYSE Euronext.

2. Dividends and Distributions. The holders of Series B Preferred will not be entitled to dividends unless the Company pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series B Preferred will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the amount of dividends per share of Series B Preferred, as would have been payable on the number of shares of Common Stock into which each share of Series B Preferred would be convertible, if such shares of Series B Preferred had been converted to Common Stock as of the record date for the determination of holders of Common Stock entitled to receive such dividends. Any dividend payable to the Series B Preferred will have the same record and payment date and terms as the dividend payable on the Common Stock.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's stockholders (the "Available Funds and Assets") shall be distributed to the Company's stockholders in the following manner:

3.1 Series A Preferred. First, the holders of Series A Preferred shall be entitled to receive, prior and in preference to the holders of Common Stock, an amount per share of Series A Preferred equal to $450.00, which shall be paid in cash (the "Series A Liquidation Preference"). If the Available Funds and Assets distributed to the holders of the Series A Preferred are insufficient to permit the payment to such holders of

the full Series A Liquidation Preference, then the Available Funds and Assets shall be distributed to the holders of the Series A Preferred pro rata based upon the number of shares of Series A Preferred held by each holder.

3.2 Series B Preferred and Common Stock. Finally, the Available Funds and Assets, if any, remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred of their full preferential amounts, in accordance with Section 3.1, shall be distributed among the holders of Series A Preferred and Common Stock on a "as converted" per share basis.

3.3 Deemed Liquidations. The sale, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding-up of the Company as those terms are used in this Section 3. Holders of shares of Series B Preferred shall be given notice of any of the transactions set forth in this Section 3.3 no later than the earlier of (x) ten (10) calendar days prior to the stockholders' meeting called to approve the transaction and (y) ten (10) calendar days prior to the closing of the transaction.

3.4 Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution or winding-up of the Company are other than cash, then the value of the non-cash assets shall be deemed to be the fair market value of such assets as determined by the Board and reasonably acceptable to the holders of a majority of the outstanding shares of Series B Preferred (the "Majority Holders"), except that any securities to be distributed to stockholders in a liquidation, dissolution or winding-up of the Company shall be valued as follows:

(a) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on the exchange or system during the thirty (30) calendar day period ending three (3) days prior to the distribution;

(b) if the securities are then traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices during the thirty (30) calendar day period ending three (3) days prior to the distribution; and

(c) if there is no active public market, then the value shall be the fair market value thereof, as determined by the Board and reasonably acceptable to the Majority Holders.

4. Voting Rights.

4.1 Common Stock. Except as otherwise provided herein or by applicable law, the holders of shares of Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company. Each holder of shares of Common Stock shall be entitled to one (1) vote for each whole share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

4.2 Series B Preferred. Each holder of shares of Series B Preferred shall be entitled to one (1) vote for each whole share of Common Stock into which such shares of Series B Preferred could be converted pursuant to the provisions of Section 5.1 on the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken or any written consent of the stockholders is solicited.

4.3 General. Subject to the other provisions of this Certificate, each holder of Series B Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise provided in this

Certificate and applicable law, the holders of Series B Preferred and the holders of Common Stock shall vote together and not as separate classes.

5. Conversion.

5.1 Mandatory Conversion.

(a) Requirements. The outstanding shares of Series B Preferred shall be converted automatically into fully-paid and non-assessable shares of Common Stock if the Reverse Split has been effected (the "Mandatory Conversion"). Upon the Mandatory Conversion, each holder of Series B Preferred will be entitled to receive one thousand (1,000) shares of fully paid and non-assessable Common Stock for every one (1) share of Series B Preferred held (the "Conversion Rate"). The Mandatory Conversion shall be deemed to occur on the date immediately following the effective date of the Reverse Split.

(b) Procedures. Upon the occurrence of the event specified in Section 5.1(a) above, the outstanding shares of Series B Preferred shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock unless the certificates evidencing the shares of Series B Preferred are delivered to the Company as provided below, or the holder notifies the Company that the certificates have been lost, stolen or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the certificates. Upon the occurrence of the Mandatory Conversion, the holders of Series B Preferred shall surrender the certificates representing the shares at the office of the Company. Thereupon, there shall be issued and delivered to the holder promptly at the office and in its name as shown on the surrendered certificates, a certificate for the number of shares of Common Stock into which the shares of Series B Preferred surrendered were convertible on the date on which the Mandatory Conversion occurred.

5.2 Reserved.

5.3 Restrictive Legend. Certificates evidencing shares of Common Stock shall be issued with a restrictive legend indicating that such securities were issued in a transaction which is exempt from registration under the Securities Act, and that they cannot be transferred unless (i) they have been registered under the Securities Act, (ii) an exemption from registration is available in the opinion of counsel to the Company or (iii) there is submitted to the Company such other evidence as may be satisfactory to the Company to the effect that any such transfer shall be in compliance with the Securities Act and applicable state securities law.

6. Adjustments.

6.1 Adjustments for Subdivisions, Combinations or Consolidations of Common Stock. If at any time or from time to time the outstanding shares of Common Stock (except for the Reverse Split) shall be (i) subdivided by stock split, stock dividend or otherwise into a greater number of shares, or (ii) combined or consolidated, by reclassification or otherwise, into a lesser number of shares, then the Conversion Rate shall simultaneously be proportionately increased or decreased, as the case may be, such that the holders of the Series B Preferred shall thereafter receive upon conversion thereof, the number of shares of Common Stock, they would have received had their Series B Preferred been converted into such shares immediately prior to the taking of the actions described in subsections (i) and (ii) of this Section 6.1.

6.2 Adjustments for Stock Dividends and Other Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, and other than as otherwise adjusted in this Section 6 or as provided in Section 2, then, in each such event, provision shall be made so that the holders of the Series B Preferred shall receive upon conversion thereof, in

addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series B Preferred been converted into Common Stock on the date for determining the holders of Common Stock entitled to receive the dividend or distribution.

6.3 Adjustment for Merger, Sale, Reclassification, Exchange and Substitution.

(a) In case the Company after the Original Issue Date shall do any of the following (each, a "Triggering Event"): (a) consolidate or merge with or into any other Person and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its capital stock, then, and in the case of each such Triggering Event, proper provision shall be made to the Conversion Rate and the number of shares of Common Stock into which the Series B Preferred is convertible so that, upon the basis and the terms and in the manner provided in this Certificate, the holder of Series B Preferred shall be entitled upon the conversion hereof at any time after the consummation of such Triggering Event, to the extent the Series B Preferred has not been converted or redeemed prior to such Triggering Event, to receive at the Conversion Rate in effect at the time immediately prior to the consummation of such Triggering Event, in lieu of the Common Stock, the securities, cash and property to which such holder would have been entitled upon the consummation of such Triggering Event if such holder had converted immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 6. Immediately upon the occurrence of a Triggering Event, the Company shall notify the holder in writing of such Triggering Event and provide the calculations in determining the number of shares of Common Stock issuable upon conversion and the adjusted Conversion Rate.

(b) The surviving entity and/or each Person (other than the Company) which may be required to deliver any securities, cash or property upon the conversion of the Series B Preferred as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holder of Series B Preferred, (A) the obligations of the Company under the Series B Preferred (and if the Company shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under the Series B Preferred) and (B) the obligation to deliver to such holder such securities, cash or property as, in accordance with the foregoing provisions of this subsection (a).

(c) Except as provided in Section 3, upon any liquidation, dissolution or winding up of the Company, if at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, each holder of Series B Preferred shall have the right thereafter to have the Series B Preferred converted into the kind and amount of stock and other securities and property receivable upon the recapitalization, reclassification or other change by a holder of the number of shares of Common Stock into which the shares of Series B Preferred could have been converted immediately prior to the recapitalization, reclassification or change.

6.4 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Rate for Series B Preferred, the Company, at its expense, shall compute the adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing the adjustment or readjustment, and shall mail the certificate, by first class mail, postage prepaid, to each affected registered holder of the Series B Preferred at the holder's address as shown on the Company's books.

7. Reserved.

8. Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred, and the number of shares of Common Stock, as applicable to be issued shall be rounded up to the nearest whole share.

9. Status of Converted Stock. Upon the Mandatory Conversion or extinguishment of the Series B Preferred, the shares converted or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation. Following conversion of all outstanding shares of Series B Preferred on the Mandatory Conversion, this Certificate of Designations shall be automatically cancelled and void and be of no further force and effect.

10. Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred, such number of shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred.

11. Notices. Any notice required by the provisions of this Certificate to be given to the holders of shares of the Series B Preferred shall be deemed given upon the earlier of actual receipt thereof or deposit thereof in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of that holder appearing on the books of the Company.

12. Restrictions and Limitations. In addition to any vote required by law, the Company shall not, without the approval, by vote or written consent, of the Majority Holders voting together as a single class:

(a) Amend this Certificate or otherwise alter or change the rights, preferences or privileges of the Series B Preferred so as to materially and adversely affect the same;

(b) Increase or decrease (other than by redemption or conversion) the authorized number of shares of Series B Preferred.

RESOLVED, FURTHER, that the officers of this Company be, and each of them hereby is, authorized and empowered on behalf of the Company to execute, verify and file this Certificate in accordance with Nevada Revised Statutes.